Filed Pursuant to Rule 424(b)(4)
Registration No. 333-273768

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 18, 2024

PROSPECTUS SUPPLEMENT

To Prospectus dated January 18, 2024

5,218,134 Shares

Beacon Roofing Supply, Inc.

Common Stock

All of the 5,218,134 shares of our common stock offered by this prospectus supplement are being sold by CD&R Boulder Holdings, L.P., which we refer to in this prospectus supplement as the “selling stockholder.” The selling stockholder is an entity affiliated with Clayton, Dubilier & Rice, LLC, which we refer to in this prospectus supplement as “CD&R.” We are not offering for sale any shares of our common stock pursuant to this prospectus supplement, and we will not receive any proceeds from the sale of our common stock by the selling stockholder.

Our common stock trades on the NASDAQ Global Select Market under the symbol “BECN.” On January 17, 2024, the closing price for our common stock, as reported on the NASDAQ Global Select Market, was $84.12 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and in the reports and other documents that we file with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), incorporated by reference in this prospectus supplement or the accompanying prospectus for certain risks you should consider before buying shares of our common stock. You should read the entire prospectus supplement carefully, together with the accompanying prospectus and reports and other documents we incorporate by reference herein, before you make your investment decision.

The underwriter has agreed to purchase our common stock from the selling stockholder at a price of $             per share, which will result in total proceeds, before expenses, to the selling stockholder of approximately $                . The underwriter may offer our common stock from time to time in transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. See “Underwriting” in this prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of our common stock against payment on or about                 , 2024.

RBC Capital Markets

The date of this prospectus supplement is                 , 2024

Prospectus Supplement

Prospectus

You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus that we authorize to be delivered to you. We, the selling stockholder and the underwriter have not authorized anyone to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus or in any free writing prospectus we have prepared. We, the selling stockholder and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the registered securities offered by the selling stockholder and the underwriter by this prospectus supplement and the accompanying prospectus. The selling stockholder and the underwriter are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us or on our behalf is accurate only as of its date and that any information

S-i

incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we say otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus supplement and accompanying prospectus and any free writing prospectus prepared by us or on our behalf, as well as the documents incorporated by reference in this prospectus supplement and accompanying prospectus before making an investment decision.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus dated January 18, 2024. This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf registration process.” The prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the reports and other documents incorporated by reference in this prospectus supplement and/or the accompanying prospectus. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

This prospectus supplement and the accompanying prospectus also contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. The exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part contain the full text of certain contracts and other important documents we have summarized in this prospectus supplement and the accompanying prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our common stock, you should review the full text of these documents. The registration statement, including the exhibits and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, can be obtained from the SEC as indicated under the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Neither the selling stockholder nor the underwriter are making an offer of the common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. None of us, the selling stockholder or the underwriter are making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

You should read both this prospectus supplement and the accompanying prospectus together with the additional information incorporated by reference herein and therein, including all documents described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus supplement before investing in our common stock.

In this prospectus supplement, unless otherwise specified or the context requires otherwise, we use the terms “Beacon,” the “Company,” “we,” “us,” and “our” to refer to Beacon Roofing Supply, Inc., a Delaware corporation, together with its consolidated subsidiaries.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations, including statements relating to our preliminary financial results for the fourth quarter and full year 2023. Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results expressed, implied or otherwise contemplated by the forward-looking statements, including the risks and uncertainties discussed in this prospectus supplement and the accompanying prospectus or in our Exchange Act filings and other documents that are incorporated by reference herein. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others:

•	our inability to obtain the products that we distribute could result in lost revenues and reduced margins and damage relationships with customers;

•	loss of key talent or our inability to attract and retain new qualified talent could hurt our ability to operate and grow successfully;

•	a change in vendor pricing and demand could adversely affect our income and gross margins;

•	cyclicality in our business and general economic conditions could result in lower revenues and reduced profitability;

•	seasonality and weather-related conditions may have a significant impact on our financial results from period to period;

•

interruptions in the proper functioning of our information technology systems, including from cybersecurity threats, that could result in problems with our operations, including inventory, collections, customer service, cost control, and business plan execution that could have a material adverse effect on our financial results, including unanticipated increases in costs or decreases in net sales;

•	our ability to effectively integrate newly acquired businesses into our operations and achieve expected cost savings or profitability from our acquisitions;

•	our ability to successfully complete acquisitions on acceptable terms, which would slow our growth rate;

•

our level and terms of indebtedness could adversely affect our ability to raise additional capital to fund our operations, take advantage of new business opportunities, and prevent us from meeting our obligations under our debt instruments; and

•

our level and terms of our existing indebtedness and/or our incurrence of additional indebtedness could impair our inability to take advantage of certain business opportunities or otherwise impair our financial condition.

S-iv

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of the document in which it was made. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of the document in which it is made or to reflect the occurrence of unanticipated events. Please refer to “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Exchange Act filings and other documents incorporated herein and therein by reference for additional information regarding the foregoing factors that may affect us and our business.

S-v

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding our Company, the common stock being offered hereby, and our financial statements and notes thereto and other information included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Our Company

Beacon is the largest publicly traded distributor of roofing materials and complementary building products, such as siding and waterproofing, in North America. We have served the building industry for over 90 years and as of December 31, 2023, we operated over 530 branches throughout all 50 states in the U.S. and six provinces in Canada. We believe we offer one of the most extensive ranges of high-quality professional grade exterior products comprising over 130,000 SKUs, and we serve nearly 100,000 residential and non-residential customers who trust us to help them save time, work more efficiently, and enhance their businesses.

We are strategically focused on two core markets, residential and non-residential roofing, as well as complementary building products like siding and waterproofing that are often utilized by the roofing and other specialty contractors we serve. As a distributor, our national scale, networked model, and specialized capabilities are competitive advantages, providing strong value for both customers and suppliers. We intend to grow faster than the market by enhancing our customers’ experience, activating a comprehensive go-to-market strategy, and expanding our footprint organically and through acquisitions while also driving margin-enhancing initiatives.

Our differentiated service model is designed to solve customer needs. The scale of our business provides branch coverage, technology enablement, and investment in our team that is the foundation of customer service excellence. In addition, service is further enhanced by our On Time and Complete network (Beacon OTC®), market-based sales teams, and national call center. We believe we also provide the most complete digital commerce platform in roofing distribution, creating value for customers who are able to operate their businesses more effectively and efficiently.

Our history has been strongly influenced by significant acquisition-driven growth, highlighted by the acquisitions of Allied Building Products Corp. for $2.88 billion in 2018 and Roofing Supply Group, LLC for $1.17 billion in 2016. These strategic acquisitions expanded our geographic footprint, enhanced our market presence, and diversified our product offerings. The scale we have achieved from our expansion serves as a competitive advantage, allowing us to use our assets more efficiently, and manage our expenses to drive operating leverage. We have since pursued and finalized numerous acquisitions in key markets to complement the expansion of our geographic footprint, including 43 total branches from 14 acquisitions since January 1, 2022.

Our objective is to be the preferred supplier of exterior building products across markets in the United States and Canada. On February 24, 2022, we announced our Ambition 2025 Value Creation Framework (“Ambition 2025”) to drive growth, enhance customer service and expand our footprint in key markets, which included new Ambition 2025 financial targets and our share repurchase program, as well as strategic deployment of capital on acquisitions.

We were incorporated in Delaware in 1997 and our common stock trades on the Nasdaq Global Select Market under the symbol “BECN.”

Our principal executive offices are located at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 and our telephone number is (571) 323-3939. Our Internet website address is www.becn.com. The information contained on, or accessible from, our website is not incorporated by reference, and, therefore, you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Selling Stockholder and Registration Rights

The selling stockholder is an entity affiliated with CD&R, a private investment firm, and as of the date of this prospectus supplement beneficially owns 5,218,134 shares of common stock representing approximately 8.2% of our total voting power (based on shares of common stock outstanding as of January 15, 2024). In connection with the sale of our Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) to the selling stockholder pursuant to the Investment Agreement, we entered into a registration rights agreement, dated January 2, 2018 (as amended, the “Registration Rights Agreement”) with the selling stockholder, pursuant to which we agreed to file a resale shelf registration statement for the benefit of the selling stockholder and its permitted transferees. Under the Registration Rights Agreement, the selling stockholder may make up to four requests (only two of which may require a customary “road show” or other substantial marketing efforts) that we conduct an underwritten offering of, or to otherwise register, the shares of common stock held by the selling stockholder, including any shares of common stock that were issuable upon conversion of shares of Series A Preferred Stock, which is no longer outstanding after our July 2023 repurchase of all issued and outstanding shares of Series A Preferred Stock held by the selling stockholder (the “Repurchase”). Accordingly, pursuant to the terms and conditions of the Registration Rights Agreement, we have registered 15,218,134 shares of common stock owned by the selling stockholder on a resale registration statement on Form S-3 that was originally filed with the SEC and became automatically effective on August 7, 2023 (as subsequently amended, the “Resale Shelf Registration Statement”). This prospectus supplement provides for the offer and resale by the selling stockholder of 5,218,134 shares of common stock of the shares that have been registered under the Resale Shelf Registration Statement. For additional information regarding the Registration Rights Agreement, see “Description of Capital Stock” and “Selling Stockholder—Material Relationships with Selling Stockholder” in the accompanying prospectus.

We will not receive any proceeds from the sale of the shares of common stock that are being offered and sold by the selling stockholder pursuant to this prospectus supplement and the accompanying prospectus. In accordance with the Registration Rights Agreement, we are bearing the costs, expenses and fees in connection with the registration of the shares of common stock registered on the Resale Shelf Registration Statement, including those shares being offered and sold by the selling stockholder pursuant to this prospectus supplement and the accompanying prospectus. The selling stockholder will bear all commissions and discounts, if any, attributable to its sales of our common stock, including those shares sold pursuant to this prospectus supplement and the accompanying prospectus. For additional information, see the section entitled “Underwriting”.

Recent Developments

Our financial results for the fourth quarter and full year ended December 31, 2023 are not yet finalized. The following reflects our preliminary estimates based on information currently available to management:

Preliminary Results for Fourth Quarter and Full Year 2023

Our net sales for the quarter ended December 31, 2023 are expected to be approximately $2.3 billion. Gross margins for the quarter ended December 31, 2023 are expected to be approximately 25.7%. Net income for the quarter ended December 31, 2023 is estimated to range between $92 million and $96 million. Diluted net income per share is expected to range between $1.42 to $1.48 per share. Adjusted EBITDA for the quarter ended December 31, 2023 is estimated to range between $212 million and $217 million. Reconciliations of the

Adjusted EBITDA ranges herein to the most directly comparable GAAP financial measure are set forth below under the heading “Non-GAAP Financial Measures”.

Net sales for the full year ended December 31, 2023 are expected to be approximately $9.1 billion. Gross margins for the full year ended December 31, 2023 are expected to be approximately 25.6%. Net income for the full year ended December 31, 2023 is estimated to range between $432 million and $436 million. Diluted net income per share is expected to range between $(0.48) to $(0.43) per share. Adjusted EBITDA for the full year ended December 31, 2023 is estimated to range between $925 million and $930 million.

The above fourth quarter and full year results are still preliminary and subject to our detailed quarter and year-end close procedures. Our consolidated financial statements as of, and for the three and twelve months ended December 31, 2023 are not yet available. Accordingly, the information presented above reflects our preliminary estimates subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the quarterly and annual review of our consolidated financial statements. As a result, these preliminary estimates may differ from the actual results that will be reflected in our consolidated financial statements for the fourth quarter and full year when they are completed and publicly disclosed. These preliminary estimates may change, and those changes may be material. Our expectations with respect to its unaudited results for the periods discussed above are based on management estimates. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary estimates and, accordingly, does not express an opinion or any other form of assurance about them.

Non-GAAP Financial Measures

This prospectus supplement contains the Company’s estimates of Adjusted EBITDA, a financial measure that is not presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”). For the definition of this term, an explanation of why we use the measure Adjusted EBITDA, the material limitations of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, please see below.

We define Adjusted EBITDA as net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, less the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and other adjusting items. The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for each of the periods indicated, including the estimated expected range for the quarter ended December 31, 2023:

	Three Months Ended
	3/31/2023	6/30/2023	9/30/2023	12/31/2023
(Unaudited; in millions)				Low		High
Net income (loss)	$24.8	$153.8	$161.3	$92		$96
Income taxes	8.0	54.5	57.3	30		31
Interest expense, net	29.0	27.6	36.4		39
Depreciation and amortization	43.0	43.2	44.5		45
Stock-based compensation	6.0	8.3	7.9		6
Adjusting items[1]	2.2	2.9	2.2

Adjusted EBITDA	$113.0	$290.3	$309.6	$212		$217

1.	Composed of acquisition and restructuring costs.

The following table presents the estimated expected range of Adjusted EBITDA for the year ending December 31, 2023:

	Year Ended December 31, 2023
(Unaudited; in millions)	Low		High
Net income (loss)	$432		$436
Income taxes	150		151
Interest expense, net		132
Depreciation and amortization		176
Stock-based compensation		28
Adjusting Items[1]		7

Adjusted EBITDA	$925		$930

1.	Composed of acquisition and restructuring costs.

We use Adjusted EBITDA to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute Adjusted EBITDA consistently using the same methods each period.

We believe that Adjusted EBITDA is a useful measure because it permits investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance.

While we believe Adjusted EBITDA is useful to investors when evaluating our business, it is not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. Adjusted EBITDA should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. Adjusted EBITDA may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, Adjusted EBITDA may differ from similarly titled measures presented by other companies.

Additional Information

For additional information about Beacon, including a more complete description of our business and operations, financial condition, results of operations and other important information about our Company, including the recent developments, please refer to the reports and other documents we have filed with the SEC and that are incorporated by reference into this prospectus supplement, as listed under the heading “Incorporation of Certain Information by Reference.”

The Offering

Selling stockholder	CD&R Boulder Holdings, L.P., an entity affiliated with Clayton, Dubilier & Rice, LLC.

Common stock offered by the selling stockholder	5,218,134 shares.

Common stock outstanding before and after this offering	63,361,680 shares.

NASDAQ Global Select Market symbol	“BECN”

Use of proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholder. The selling stockholder will receive all of the net proceeds and bear all commissions and discounts, if any, from its sales of our common stock pursuant to this prospectus supplement and the accompanying prospectus. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves certain risks. See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a discussion of factors you should carefully consider before deciding whether to invest in shares of our common stock.

Dividend policy

We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Any future determination to pay dividends will also be at the discretion of the Board and will be dependent on various factors. The debt agreements governing our senior secured credit facilities and the $600.0 million aggregate principal amount of our 6.500% senior secured notes due 2030 (the “Notes”) and our other outstanding senior notes limit our ability to pay dividends. See “Dividend Policy.”

Lock-up	Certain directors and executive officers of our Company (collectively representing beneficial ownership of 387,816 shares, or 0.6%, of our outstanding common stock before and after completion of this offering, and we have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable for shares of our common stock without the prior written consent of the underwriter for a period of 30 days after the date of this prospectus supplement. The selling stockholder will not own any shares of our common stock upon the completion of this offering.

The number of shares of our common stock outstanding prior to and following this offering is based on 63,361,680 shares of our common stock outstanding as of January 15, 2024, and excludes:

•	Options to purchase 1,121,797 shares of our common stock as of January 15, 2024 at a weighted average exercise price of $41.36 per share;

•	1,210,241 unvested restricted stock units issued and outstanding as of January 15, 2024;

•	3,310,000 shares of our common stock reserved for future issuance under our equity incentive plans; and

•	942,023 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plans.

Unless otherwise noted, all share data and beneficial ownership percentages in this prospectus supplement are as of January 15, 2024 and assume 63,361,680 shares of our common stock outstanding prior to and following this offering.

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the risks and uncertainties described below and all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The occurrence of any of these risks and uncertainties may materially and adversely affect our reputation, business, operating results, cash flows and financial condition, and, as a result, the trading price of our common stock could decline, causing you to lose all or part of your investment. This prospectus supplement also contains forward-looking statements and estimates that involve risks and uncertainties. See “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Related to Our Common Stock and this Offering

We might need to raise additional capital, which may not be available, thus limiting our growth prospects.

In the future, we may require equity or additional debt financing in order to consummate an acquisition, for additional working capital for expansion, or if we suffer more than seasonally expected losses. In the event such additional financing is unavailable to us on commercially attractive terms or at all (including as a result of restrictions imposed by our outstanding debt agreements), we may be unable to raise additional capital to make acquisitions or pursue other growth opportunities.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Any future determination to pay dividends will also be at the discretion of the Board and will be dependent on various factors. The debt agreements governing our senior secured credit facilities and the Notes and our other outstanding senior notes limit our ability to pay dividends. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. See “Dividend Policy” in this prospectus supplement.

The market price of our common stock may be volatile and could decline after this offering.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

•	industry, regulatory or general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	lawsuits, enforcement actions and other claims by third parties or governmental authorities;

•	new regulatory pronouncements and changes in regulatory guidelines;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	lack of research coverage and reports by industry analysts or changes in any securities analysts’ estimates of our financial performance;

•	action by institutional stockholders or other large stockholders (including the selling stockholder), including future sales by them of shares of our common stock;

•	announcements by us of significant impairment charges;

•	failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;

•	speculation in the press or investment community;

•	investor perception of us and our industry;

•	changes in market valuations or earnings of similar companies;

•	the impact of short selling or the impact of a potential “short squeeze” resulting from a sudden increase in demand for our common stock;

•	announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships;

•	changes in our customers’ preferences;

•	war, terrorist acts, epidemic disease or pandemic disease;

•	failure to complete significant sales;

•	any future sales of our common stock or other securities; and

•	additions or departures of key personnel.

In particular, we cannot assure you that you will be able to resell your shares of our common stock at or above the price you paid for them. The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, operating results and financial condition.

An active, liquid trading market for our common stock may not be sustained.

Although our common stock is currently listed on the NASDAQ Global Select Market under the symbol “BECN,” an active trading market for our shares may not be sustained. Accordingly, if an active trading market for our common stock is not maintained, the liquidity of our common stock, your ability to sell your shares of our common stock when desired and the prices that you may obtain for your shares of common stock will be adversely affected.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) authorizes us to issue one or more series of preferred stock. Following the Repurchase, we currently do not have any issued and outstanding preferred stock. However, our Board has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control, discouraging bids for our common stock at a premium to the market price, and materially and adversely affecting the market price and the voting and other rights of the holders of our common stock. For additional information, please see “—Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock” below.

Our level and terms of indebtedness could adversely affect our ability to raise additional capital to fund our operations, take advantage of new business opportunities, and prevent us from meeting our obligations under our debt instruments.

As of December 31, 2023, we had an $84.0 million outstanding balance on our asset-based revolving line of credit due in 2026, $300.0 million in aggregate principal amount of our 4.50% senior secured notes due in 2026 outstanding, $350.0 million in aggregate principal amount of our 4.125% senior notes due in 2029 outstanding, $600.0 million in aggregate principal amount of the Notes outstanding, and $975.0 million outstanding under our senior secured term loan due in 2028. Our debt levels could have important consequences to us, including:

•	increasing our vulnerability to general economic and industry conditions;

•

requiring a substantial portion of our cash flow used in operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our liquidity and our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

•

exposing us to the risk of increased interest rates, and corresponding increased interest expense, because borrowings under our asset-based revolving line of credit and term loan are at variable rates of interest;

•	reducing funds available for working capital, capital expenditures, acquisitions, and other general corporate purposes, due to the costs and expenses associated with such debt;

•	making it more difficult to satisfy our obligations under the terms of our indebtedness;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes; and

•	limiting our ability to adjust to changing marketplace conditions and placing us at a competitive disadvantage compared to our competitors who may have less debt.

In addition, the debt agreements that currently govern our asset-based revolving line of credit and term loan and the indentures governing our outstanding senior notes, including the Notes issued in July 2023, impose significant operating and financial restrictions on us, including limitations on our ability to, among other things, pay dividends and make other distributions on, or redeem or repurchase, capital stock; make certain investments; incur certain liens; enter into transactions with affiliates; merge or consolidate; enter into agreements that restrict the ability of our subsidiaries to make dividends or other payments to Beacon Roofing Supply, Inc.; and transfer or sell assets. As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to capitalize on available business opportunities.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations, which could cause us to default on our debt obligations and impair our liquidity. In the event of a default under any of our indebtedness, the holders of the defaulted debt could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest, which in turn could result in cross-defaults under our other indebtedness. The lenders under our asset-based revolving line of credit could also elect to terminate their commitments thereunder and cease making further loans, and the lenders under the asset-

based revolving line of credit and term loan or holders of our senior secured notes could institute foreclosure proceedings against their collateral, which could potentially force us into bankruptcy or liquidation.

Despite our current level of indebtedness, we may be able to incur substantially more debt and enter into other transactions which could add to the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. Although the debt agreements that currently govern our asset-based revolving line of credit, term loan, outstanding senior notes, and other debt instruments contain restrictions on the incurrence of additional indebtedness and entering into certain types of other transactions, these restrictions are subject to a number of qualifications and exceptions. Additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also do not prevent us from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under our debt instruments. To the extent we incur additional indebtedness or other obligations, the risks described in the immediately preceding risk factor and others described herein may increase.

The underwriter of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

We, certain of our directors and executive officers and the selling stockholder have entered into lock-up agreements with respect to our common stock, pursuant to which we are subject to certain resale restrictions for a period of 30 days following the date of this prospectus supplement. Pursuant to the foregoing lock-up agreements, at any time and without notice, the underwriter may release all or any portion of the common stock subject to the lock-up agreements. If the restrictions under the lock-up agreements are waived, then the common stock subject to such restrictions will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

Our Certificate of Incorporation and By-Laws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our Certificate of Incorporation and By-Laws:

•

authorize the issuance of “blank check” preferred stock with voting or other rights or preferences that could be issued by the Board that may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•

provide that vacancies on the Board, including newly-created directorships, may be filled only by a majority vote of directors then in office, although less than a quorum, or by a sole remaining director;

•	prohibit stockholders from calling special meetings of stockholders;

•	prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders;

•	establish advance notice requirements for nominations for election to the Board or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•

require the affirmative vote of a majority of the stockholders present at any annual meeting of the stockholders at which a quorum is present to amend our By-Laws or by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future. See “Description of Capital Stock—Anti-Takeover Provisions of the Delaware Law and Our Governing Documents” in the accompanying prospectus.

Our Certificate of Incorporation and By-Laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

Our preliminary financial estimates represent management’s current estimates and are subject to change.

The preliminary financial information contained in “Prospectus Summary—Recent Developments—Preliminary Results for Fourth Quarter and Full Year 2023” are only preliminary estimates and are based on information available to management as of the date of this prospectus supplement and these estimates could change. Our actual financial results as of, and for the quarter and year ended, December 31, 2023 are subject to the completion of our financial statements as of, and for such period. Such actual financial results will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. Our actual financial results as of, and for the quarter and year ended, December 31, 2023 may differ materially from the preliminary financial results we have provided as a result of the completion of our final adjustments, review by our independent registered public accountants and other developments arising between now and the time that our financial results for such period are finalized. Our independent public accountants have not audited, reviewed or performed any procedures with respect to such preliminary estimates and accordingly do not express an opinion or any other form of assistance with respect thereto. Complete results as of, and for the quarter and year ended December 31, 2023, will be included in our Annual Report on Form 10-K for the quarter and year ended December 31, 2023. See the other risks described in this section and “Forward-Looking Statements” for additional information regarding factors that could result in differences between these preliminary and the actual financial results we will report as of, and for the quarter and year ended, December 31, 2023.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from the sale of shares of our common stock offered by it pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares of our common stock. The selling stockholder will bear any underwriting commissions and discounts attributable to its sale of our common stock and legal fees of the selling stockholder’s counsel, and we will bear the remaining expenses as required under the Registration Rights Agreement. For more information regarding the Registration Rights Agreement, see “Prospectus Summary—Selling Stockholder and Registration Rights”.

DIVIDEND POLICY

We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. The Board currently intends to retain any future earnings for reinvestment in our growing business. Any future determination to pay dividends will be at the discretion of the Board and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors the Board deems relevant. The debt agreements governing our senior secured credit facilities, the Notes and our other outstanding senior notes limit our ability to pay dividends. For more information regarding our senior secured credit facilities, the Notes and outstanding senior notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” is included in our Quarterly Report on Form 10-Q filed with the SEC on November 3, 2023 and our Current Report on Form 8-K filed with the SEC on July 31, 2023 relating to the Notes, including the Indenture, dated July 31, 2023, a copy of which is filed as Exhibit 10.1 to such report, which are both incorporated by reference herein.

SELLING STOCKHOLDER

The following table sets forth information as of January 15, 2024 with respect to the ownership of our common stock by the selling stockholder based on information furnished to us by the selling stockholder. The amounts and percentages of shares beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on 63,361,680 shares of our common stock outstanding as of January 15, 2024.

Except as otherwise indicated in the footnotes to the table, the beneficial owner listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. The address for the beneficial owner is set forth in the footnotes to the table.

Shares of Beacon Common Stock Beneficially Owned Before this Offering and After this Offering

Name of Selling Stockholder	Shares Beneficially Owned Before this Offering	Percent of Class Before this Offering	Shares Offered Hereby	Shares Beneficially Owned After this Offering	Percent of Class After this Offering
CD&R Boulder Holdings, L.P.(1)	5,218,134	8.2%	5,218,134	—	—

(1)

CD&R Investment Associates IX, Ltd. (“CD&R Holdings GP”), as the general partner of the selling stockholder, may be deemed to beneficially own the shares of common stock held directly by the selling stockholder. CD&R Holdings GP expressly disclaims beneficial ownership of the shares of common stock held directly by the selling stockholder. Investment and voting decisions with respect to the shares of common stock held by the selling stockholder are made by an investment committee composed of more than ten investment professionals of CD&R (the “Investment Committee”). All members of the Investment Committee disclaim beneficial ownership of the shares of common stock held directly by the selling stockholder. CD&R Holdings GP is managed by a two-person board of directors. Donald J. Gogel and Nathan K. Sleeper, as the directors of CD&R Holdings GP, may be deemed to share beneficial ownership of the shares of common stock directly held by the selling stockholder. Such persons expressly disclaim such beneficial ownership. The address for the selling stockholder, CD&R Holdings GP and CD&R is c/o M&C Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands, British West Indies.

For information regarding material relationships and transactions between us and the selling stockholder, see “Selling Stockholder—Material Relationships with Selling Stockholder” in the accompanying prospectus, “Part III—Item 13. Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent SEC Filings, which are incorporated by reference in this prospectus supplement.

MATERIAL UNITED STATES FEDERAL INCOME TAX

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock by Non-U.S. Holders (defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations promulgated or proposed thereunder, judicial opinions, published positions of the U.S. Internal Revenue Service (the “IRS”) and other administrative interpretations thereof, all as in effect on the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, which may result in tax consequences different from those discussed below. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will agree with such statements or that a court would not sustain a challenge by the IRS.

This summary assumes that shares of our common stock are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address all aspects of U.S. federal income taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code, insurance companies, partnerships or other pass-through entities, certain U.S. expatriates, tax-exempt organizations, pension plans, “controlled foreign corporations”, “passive foreign investment companies”, corporations that accumulate earnings to avoid U.S. federal income tax, persons in special situations, such as those who have elected to mark securities to market or those who hold common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or holders subject to any alternative minimum tax). In addition, this summary does not address all aspects of U.S. federal income tax, such as tax consequences arising under the Medicare contribution tax on net investment income. This summary also does not address any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws, such as U.S. federal estate or gift tax laws, and does not address any tax consequences arising under the tax laws of any state, local or non-U.S. jurisdiction.

For the purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of common stock that for U.S. federal income tax purposes is not classified as a partnership and that, for U.S. federal income tax purposes, is not:

•	an individual who is a citizen or resident of the United States;

•

a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. If you are a partnership holding our common stock or a partner in such a partnership, you are urged to consult your tax advisor about the U.S. federal income tax considerations with respect to our common stock.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION, STATE, LOCAL AND NON-U.S. TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Distributions on Our Common Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However if we do make distributions of cash or property with respect to our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce the holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on Sale or Other Taxable Disposition of Our Common Stock.” Any such distribution would also be subject to the discussions below under the sections titled “—Additional Withholding and Reporting Requirements” and “—Backup Withholding and Information Reporting.”

Dividends paid to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or the applicable withholding agent, as the case may be, with the appropriate IRS Form W-8, such as:

•	IRS Form W-8BEN or IRS Form W-8BEN-E (or successor forms) certifying, under penalties of perjury, a reduction in, or exemption from, withholding under an applicable income tax treaty; or

•

IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that a dividend paid on common stock is not subject to withholding tax because it is effectively connected with a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular U.S. income tax as described below).

The certification requirement described above must be provided to us or the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. The certification also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that hold shares of our common stock through intermediaries or are pass-through entities for U.S. federal income tax purposes.

Each Non-U.S. Holder is urged to consult its tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If dividends are effectively connected with a trade or business in the United States of a Non-U.S. Holder (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certification requirements described above are satisfied), generally will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a United States person, as defined under the Internal Revenue Code. In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” equal to 30% (unless reduced by an applicable income treaty) of its earnings and profits in respect of such effectively connected dividend income.

Non-U.S. Holders that do not timely provide us or the applicable withholding agent with the required certification, but which are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale or Other Taxable Disposition of Our Common Stock

Subject to the discussions below under the sections titled “—Additional Withholding and Reporting Requirements” and “—Backup Withholding and Information Reporting”, in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized upon such holder’s sale or other taxable disposition of shares of our common stock unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (ii) we are or have been a “United States real property holding corporation”, as defined in the Internal Revenue Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period in the shares of our common stock, and certain other requirements are met, or (iii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain on a net income basis in the same manner as if it were a resident of the United States, and a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to any earnings and profits attributable to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Generally, a U.S. corporation is a USRPHC only if the fair market value of its United States real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance in this regard, we believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or were to become a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale or other taxable disposition of our common stock by reason of our status as USRPHC so long as our common stock is “regularly traded” (as defined in applicable Treasury regulations) on an established securities market at any time during the calendar year in which the disposition occurs and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition and the holder’s holding period. No assurance can be provided, however, that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Prospective investors are encouraged to consult their tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Additional Withholding and Reporting Requirements

Sections 1471 through 1474 of the Internal Revenue Code and the related Treasury regulations, together with other U.S. Treasury and IRS guidance issued thereunder and intergovernmental agreements, legislation, rules and other official guidance adopted pursuant to such intergovernmental agreements (collectively, “FATCA”) generally impose U.S. federal withholding at a rate of 30% on payments of dividends on our common stock to certain non-U.S. entities unless various information reporting, withholding and other requirements are satisfied. While withholding under FATCA also would have applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury regulations, on which taxpayers may currently rely, eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of stock entirely. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. The intermediary entity through which an investor holds our common stock may affect the determination of whether withholding under FATCA is required. If withholding under FATCA is required on any payment related to our common stock, an investor otherwise exempt from withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS to obtain the benefit of such exemption (or reduction).

Prospective investors should consult their tax advisors regarding the possible impact of these rules on their investment in our common stock.

Backup Withholding and Information Reporting

In general, information reporting will apply to distributions on our common stock paid to a Non-U.S. Holder and the tax withheld, if any, with respect to the distributions. A Non-U.S. Holder may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Internal Revenue Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends on our common stock. Dividends paid to Non-U.S. Holders subject to the U.S. withholding tax, as described above under the section titled “—Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a disposition of our common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a U.S. broker or a foreign broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Prospective investors should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or in which the Non-U.S. Holder is incorporated, under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

THE SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, HOLDING AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

RBC Capital Markets, LLC is acting as the underwriter for this offering. We and the selling stockholder have entered into an underwriting agreement with the underwriter dated the date of this prospectus supplement. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase, at a price of $             per share, which will result in gross proceeds to the selling stockholder of approximately $                , the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
RBC Capital Markets, LLC	5,218,134
Total	5,218,134

Subject to the terms and conditions of the underwriting agreement, the underwriter is committed to purchase all the shares of common stock offered by the selling stockholder if it purchases any shares.

The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares may be deemed underwriting compensation. Sales of shares made outside the United States may be made by affiliates of the underwriter.

We estimate that the total expenses of this offering payable by us, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, which will be payable by the selling stockholder, will be approximately $381,500. We have also agreed to reimburse the underwriter for certain of their expenses in an amount up to $25,000.

A prospectus in electronic format may be made available on the websites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to the underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, or file with the SEC a registration statement under the Securities Act relating to, any of our securities that are substantially similar to the securities offered hereby, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock or any such substantially similar securities or publicly disclose the intention to make any offer, sale, disposition or filing, or (ii) enter into any swap or other agreement that transfers any of the economic consequences of ownership of our common stock or any such other securities (in each case, except as provided in the underwriting agreement), in each case without the prior written consent of the underwriter, for a period of 30 days after the date of this prospectus supplement.

Certain of our directors and executive officers (collectively representing beneficial ownership of 387,816 shares, or 0.6%, of our outstanding common stock before and after completion of this offering), have entered into lock-up agreements with the underwriter pursuant to which each of these persons or entities, with limited exceptions, for a period of 30 days after the date of this prospectus supplement, may not, without the prior written consent of the underwriter, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any such securities held by them, or any options or warrants to purchase any shares of our common stock, shares acquired upon the vesting of restricted stock units or settlement of deferred stock units or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock. The lock-up agreements contain exceptions for, among other things, dispositions of shares of our common stock or our retention of shares of our common stock to satisfy tax withholding obligations or in payment of the exercise or purchase price in connection with the exercise of options to purchase common stock, the vesting of restricted stock units or performance shares or the settlement of deferred stock units. The selling stockholder will not own any shares of our common stock upon the completion of this offering.

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or contribute payments that the underwriter may be required to make in that respect.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BECN.”

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. The underwriter may close out any covered short position by purchasing shares in the open market.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant Member State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation (as defined below), except that offers of shares of common stock may be made to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Regulation:

a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

c)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of common stock shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant Member State who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriter that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant Member State to qualified investors, in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

The Company, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriter is not acting for anyone other than the Company and will not be responsible to anyone other than the Company for providing the protections afforded to its clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom (“UK”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the Financial Services and Markets Act 2000, as amended (“FSMA”), except that offers of shares of common stock may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of underwriter for any such offer; or

c)

at any time in other circumstances falling within section 86 of the FSMA, provided that no such offer of shares of common stock shall require the Company or the underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriter that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

The Company, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an exempt offer (“Exempt Offer”) in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and therein and has no responsibility for this prospectus supplement and the accompanying prospectus. The shares of common stock to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offer. Neither this prospectus supplement nor the accompanying prospectus constitutes a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and neither purports to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that ordinance.

Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of common stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law; or

(iv)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offer.

Other Relationships

The underwriter and its affiliates have provided in the past to us, the selling stockholder and our respective affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us, the selling stockholder and such affiliates in the ordinary course of their business, for which it has received and may continue to receive customary fees and commissions. The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

In addition, from time to time, the underwriter and its affiliates may effect transactions for their own accounts or the accounts of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments or those of our subsidiaries. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the shares of our common stock offered hereby, will be passed upon for us by Squire Patton Boggs (US) LLP. Certain legal matters in connection with this offering will be passed upon for the underwriter by Latham & Watkins LLP, New York, New York. Debevoise & Plimpton LLP, New York, New York, is acting as counsel to the selling stockholder.

EXPERTS

The consolidated financial statements of Beacon Roofing Supply, Inc. appearing in Beacon Roofing Supply, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of Beacon Roofing Supply, Inc.’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file periodic reports and other information with the SEC. This prospectus supplement and the accompanying prospectus incorporates by reference information from documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference in two ways. First, we list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus and the accompanying prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and be incorporated by reference into, this prospectus supplement and the accompanying prospectus. Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus supplement and the accompanying prospectus, to the extent that a statement contained in this prospectus or the accompanying prospectus, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or accompanying prospectus. We incorporate by reference the documents listed below that have been filed by us and any documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement (in each case, other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC, except as otherwise provided below):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 24, 2023;

(b) The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 from the Company’s Proxy Statement for its 2023 Annual Meeting of Stockholders (Schedule  14A), filed with the SEC on April 5, 2023;

(c) All other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Exchange Act, since December 31, 2022, including specifically but not limited to, the Company’s:

(i) Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, June  30, 2023, and September 30, 2023, filed with the SEC on May  5, 2023, August  4, 2023, and November 3, 2023, respectively; and

(ii) Current Reports on Form 8-K filed with the SEC on February  17, 2023, February  21, 2023, February  23, 2023, May  19, 2023, June  9, 2023, July  7, 2023, July  10, 2023, July  18, 2023, July  31, 2023, August 9, 2023, December 4, 2023, December 8, 2023 and January 12, 2024.

(d) The description of the Common Stock, which is filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which updates the description contained in the Company’s Registration Statement on Form S-1 filed with the SEC on May 28, 2004, as incorporated by reference in the Company’s Registration Statement on Form 8-A filed with the SEC on September 3, 2004, as amended by any amendments or reports filed for the purpose of updating such description.

You may obtain copies of the documents we incorporate by reference by contacting us as described below, or through accessing the SEC’s website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically referenced in this prospectus supplement and/or the accompanying prospectus supplement, to each person, including any beneficial owner, to whom a copy of this prospectus supplement and accompanying prospectus is delivered by requesting them in writing or by telephone at:

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive

Suite 300

Herndon, Virginia 20170

Attention: Vice President, Capital Markets & Treasurer

Telephone: (571) 323-3939

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the Resale Shelf Registration Statement under the Securities Act with respect to the common stock offered hereby. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are part of the Resale Shelf Registration Statement that we filed with the SEC and do not contain all of the information set forth in the Resale Shelf Registration Statement and the exhibits thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the Resale Shelf Registration Statement and the exhibits filed therewith.

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s website address is http://www.sec.gov. In addition, our SEC filings are accessible on our corporate website at www.becn.com under the heading “Investors—Financials & Presentations—SEC Filings.” The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus supplement or the accompanying prospectus, and you should not rely on any such information in connection with your investment decision to purchase the shares.

This prospectus supplement and the accompanying prospectus contain summaries of certain agreements that we have entered into or will enter into or other documents filed as an exhibit to the Resale Shelf Registration Statement or incorporated by reference into this prospectus supplement or the accompanying prospectus. The descriptions of these agreements or other documents contained in this prospectus supplement and accompanying prospectus do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements or other documents filed as an exhibit to the Resale Shelf Registration Statement or incorporated by reference into this prospectus supplement or the accompanying prospectus. A copy of the Resale Shelf Registration Statement and the agreements and other documents will be made available without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement and accompanying prospectus is delivered in response to a written or oral request to us at the following address and telephone number:

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive

Suite 300

Herndon, Virginia 20170

Attention: Vice President, Capital Markets & Treasurer

Telephone: (571) 323-3939

Exhibits to any documents incorporated by reference in this prospectus supplement or the accompanying prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Beacon Roofing Supply, Inc.

5,218,134 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 5,218,134 shares (the “Shares”) of our common stock, $0.01 par value per share, by CD&R Boulder Holdings, L.P. (the “selling stockholder”), an entity affiliated with Clayton, Dubilier & Rice, LLC (“CD&R”). The selling stockholder may offer and sell shares of our common stock through public or private transactions at market prices prevailing at the time of sale or at negotiated prices.

We are not offering for sale any shares of our common stock pursuant to this prospectus. We will receive no proceeds from any sale by the selling stockholder of the shares of our common stock covered by this prospectus, but we have agreed to pay certain expenses relating to the registration of such shares. The selling stockholder will be responsible for any fees and commissions (including underwriting discounts and commissions), legal fees of any counsel engaged by the selling stockholder and transfer taxes applicable to the shares sold by them through this prospectus.

This prospectus does not necessarily mean that the selling stockholder will offer or sell those shares. The selling stockholder may from time to time offer and resell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus through underwriters or dealers, directly to purchasers or through broker-dealers or agents. See “Plan of Distribution.”

Our common stock trades on the NASDAQ Global Select Market under the symbol “BECN.” On January 17, 2024 the closing price for our common stock, as reported on the NASDAQ Global Select Market, was $84.12 per share.

Investing in our securities involves certain risks. See “Risk Factors” on page 5 of this prospectus and in any applicable prospectus supplement and in the documents we incorporate by reference herein for certain risks you should consider. You should read the entire prospectus carefully, together with the documents we incorporate by reference herein, before you make your investment decision.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 18, 2024

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement or free writing prospectus. Neither we nor the selling stockholder has authorized anyone to give any information or to represent anything not contained in this prospectus. Neither we nor any selling stockholders take responsibility for, or can provide assurance as to the reliability of, any other information that others may provide you. You must not rely on any unauthorized information or representations. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should assume that the information contained in this prospectus is accurate only as of its date and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we say otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus, any free writing prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and any applicable prospectus supplement, before making an investment decision.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf registration process.” Under the shelf registration statement, the selling stockholder may, from time to time, offer and resell up to 5,218,134 shares of our common stock in one or more offerings or resales.

The prospectus provides you with a general description of the shares of common stock the selling stockholder may offer. This prospectus also contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. The exhibits to the registration statement of which this prospectus is a part contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our common stock, you should review the full text of these documents. The registration statement, including the exhibits and documents incorporated by reference in this prospectus, can be obtained from the SEC as indicated under the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

We may also authorize one or more free writing prospectuses or prospectus supplements to be provided to you in connection with these offerings. Any related free writing prospectus or prospectus supplement will contain more specific information about the offering and the Shares being offered by the selling stockholder and may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. If there is any inconsistency between the information in this prospectus and the information in any accompanying prospectus supplement or in any related free writing prospectus, you should rely upon the information in any accompanying prospectus supplement or any related free writing prospectus.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Beacon,” “Company,” “we,” “us” and “our” to refer to Beacon Roofing Supply, Inc., a Delaware corporation, together with its consolidated subsidiaries.

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our name, logo and registered domain name are our proprietary service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, service marks, trade names and copyrights.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results expressed, implied or otherwise contemplated by the forward-looking statements, including, the risks and uncertainties discussed in this prospectus or in our Exchange Act filings and other documents that are incorporated by reference herein. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others:

•	our inability to obtain the products that we distribute could result in lost revenues and reduced margins and damage relationships with customers;

•	loss of key talent or our inability to attract and retain new qualified talent could hurt our ability to operate and grow successfully;

•	a change in vendor pricing and demand could adversely affect our income and gross margins;

•	cyclicality in our business and general economic conditions could result in lower revenues and reduced profitability;

•	seasonality and weather-related conditions may have a significant impact on our financial results from period to period;

•

interruptions in the proper functioning of our information technology systems, including from cybersecurity threats, that could result in problems with our operations, including inventory, collections, customer service, cost control, and business plan execution that could have a material adverse effect on our financial results, including unanticipated increases in costs or decreases in net sales;

•	our ability to effectively integrate newly acquired businesses into our operations and achieve expected cost savings or profitability from our acquisitions;

•	our ability to successfully complete acquisitions on acceptable terms, which would slow our growth rate;

•

our level and terms of indebtedness could adversely affect our ability to raise additional capital to fund our operations, take advantage of new business opportunities, and prevent us from meeting our obligations under our debt instruments; and

•

our level and terms of our existing indebtedness and/or our incurrence of additional indebtedness could impair our inability to take advantage of certain business opportunities or otherwise impair our financial condition.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of the document in which it was made. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of the document in which it is made or to reflect the occurrence of unanticipated events. Please refer to “Risk Factors” in this prospectus and in our Exchange Act filings and other documents incorporated herein by reference for additional information regarding the foregoing factors that may affect us and our business.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or the documents incorporated by reference in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding our Company, the common stock being offered hereby, and our financial statements and notes thereto and other information included in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Our Company

Beacon is the largest publicly traded distributor of roofing materials and complementary building products, such as siding and waterproofing, in North America. We have served the building industry for over 90 years and as of December 31, 2023, we operated over 530 branches throughout all 50 states in the U.S. and six provinces in Canada. We believe we offer one of the most extensive ranges of high-quality professional grade exterior products comprising over 130,000 SKUs, and we serve nearly 100,000 residential and non-residential customers who trust us to help them save time, work more efficiently, and enhance their businesses.

We are strategically focused on two core markets, residential and non-residential roofing, as well as complementary building products like siding and waterproofing that are often utilized by the roofing and other specialty contractors we serve. As a distributor, our national scale, networked model, and specialized capabilities are competitive advantages, providing strong value for both customers and suppliers. We intend to grow faster than the market by enhancing our customers’ experience, activating a comprehensive go-to-market strategy, and expanding our footprint organically and through acquisitions while also driving margin-enhancing initiatives.

Our differentiated service model is designed to solve customer needs. The scale of our business provides branch coverage, technology enablement, and investment in our team that is the foundation of customer service excellence. In addition, service is further enhanced by our On Time and Complete network (Beacon OTC®), market-based sales teams, and national call center. We believe we also provide the most complete digital commerce platform in roofing distribution, creating value for customers who are able to operate their businesses more effectively and efficiently.

Our history has been strongly influenced by significant acquisition-driven growth, highlighted by the acquisitions of Allied Building Products Corp. for $2.88 billion in 2018 and Roofing Supply Group, LLC for $1.17 billion in 2016. These strategic acquisitions expanded our geographic footprint, enhanced our market presence, and diversified our product offerings. The scale we have achieved from our expansion serves as a competitive advantage, allowing us to use our assets more efficiently, and manage our expenses to drive operating leverage. We have since pursued and finalized numerous acquisitions in key markets to complement the expansion of our geographic footprint, including 43 total branches from 14 acquisitions since January 1, 2022.

Our objective is to be the preferred supplier of exterior building products across markets in the United States and Canada. On February 24, 2022, we announced our Ambition 2025 Value Creation Framework (“Ambition 2025”) to drive growth, enhance customer service and expand our footprint in key markets, which included new Ambition 2025 financial targets and our share repurchase program, as well as strategic deployment of capital on acquisitions.

We were incorporated in Delaware in 1997 and our common stock trades on the Nasdaq Global Select Market under the symbol “BECN.”

Our principal executive offices are located at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 and our telephone number is (571) 323-3939. Our Internet website address is www.becn.com. The information contained on, or accessible from, our website is not incorporated by reference, and, therefore, you should not consider it a part of this prospectus or any accompanying prospectus supplement.

Selling Stockholder and Registration Rights

The selling stockholder is an entity affiliated with CD&R, a private investment firm, and as of the date of this prospectus beneficially owns 5,218,134 shares of common stock representing approximately 8.2% of our total voting power (based on shares of common stock outstanding as of January 15, 2024). In connection with the sale of our Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) to the selling stockholder pursuant to the Investment Agreement, dated as of August 24, 2017, by and among the Company, the selling stockholder and CD&R (filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on August 24, 2017) (the “Investment Agreement”), we entered into a registration rights agreement, dated January 2, 2018 (as amended, the “Registration Rights Agreement”) with the selling stockholder, pursuant to which we agreed to file a resale shelf registration statement for the benefit of the selling stockholder and its permitted transferees. Under the Registration Rights Agreement, the selling stockholder may make up to four requests (only two of which may require a customary “road show” or other substantial marketing efforts) that we conduct an underwritten offering of, or to otherwise register, the shares of common stock held by the selling stockholder, including any shares of common stock that were issuable upon conversion of shares of Series A Preferred Stock, which is no longer outstanding after our July 2023 repurchase of all issued and outstanding shares of Series A Preferred Stock held by the selling stockholder (the “Repurchase”). Accordingly, pursuant to the terms and conditions of the Registration Rights Agreement, we have registered an aggregate of 15,218,134 shares of common stock owned by the selling stockholder on a resale registration statement on Form S-3 that was originally filed with the SEC and became automatically effective on August 7, 2023 (as subsequently amended, the “Resale Shelf Registration Statement”). For additional information regarding the Registration Rights Agreement, see “Description of Capital Stock” and “Selling Stockholder—Material Relationships with Selling Stockholder” elsewhere in this prospectus.

Additional Information

For additional information about Beacon, including a more complete description of our business and operations, financial condition, results of operations and other important information about our Company, including the recent developments, please refer to the reports and other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider all of the information included or incorporated by reference in this prospectus, including the risks and uncertainties described under the “Risk Factors” section in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as updated by our future filings with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The risks and uncertainties described therein are not the only ones that we face. The occurrence of any of these risks and uncertainties may materially and adversely affect our reputation, business, operating results, cash flows and financial condition, and, as a result, the trading price of our common stock could decline, causing you to lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. See “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below or incorporated by reference into this prospectus.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholder pursuant to this prospectus will be sold by the selling stockholder. We will not receive any of the proceeds from these sales. In accordance with the Registration Rights Agreement, we will pay all of the fees and expenses incurred by us in connection with the registration of the Shares. The selling stockholder will be responsible for any fees and commissions (including underwriting discounts and commissions), legal fees of any counsel engaged by the selling stockholder and transfer taxes applicable to the Shares sold by it pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the provisions of our Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and our By-Laws, which are incorporated by reference herein. For more information on how you can obtain copies of these documents, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We urge you to read our Certificate of Incorporation and our By-Laws in their entirety.

General

Under our Certificate of Incorporation, we are authorized to issue 100,000,000 shares of our common stock, $0.01 par value per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of January 15, 2024, there were 63,361,680 shares of our common stock, options to purchase 1,121,797 shares of common stock, and 1,210,241 restricted stock units issued and outstanding. As a result of the completion of the Repurchase on July 31, 2023, there are no shares of our preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share. Each of our directors is elected by an affirmative vote of a plurality of the votes properly cast with respect to such director. Vacancies on the Board may be filled by an affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy will hold office until the next annual meeting of stockholders.

Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends that may be declared by our Board out of funds legally available for the payment of dividends. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors and any holders of preferred stock, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis. In the event of a merger or consolidation with or into another entity, holders of each share of common stock will be entitled to receive the same per share consideration.

Preferred Stock

Our Certificate of Incorporation authorizes our Board to provide for the issuance of shares of preferred stock in one or more classes or series. Prior to issuance of shares of each series, our Board is required by the Delaware General Corporation Law (the “DGCL”) and our Certificate of Incorporation to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof. Thus, our Board could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Anti-Takeover Provisions of the Delaware Law and Our Governing Documents

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or By-Laws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue one or more series of preferred stock with voting or other rights or preferences. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Special Meetings of Stockholders; Stockholder Action

A special meeting of our stockholders may be called only by the Chair of the board, the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) or by the Board, pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Our By-Laws provide that our stockholders may not take action by written consent.

Amendment of Certificate of Incorporation and By-Laws

Our Certificate of Incorporation may be amended in accordance with the DGCL. Our By-Laws may be amended by the affirmative vote of a majority of the stockholders present at any annual meeting of the stockholders at which a quorum is present. Our By-Laws may also be amended by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present.

Forum Selection

Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company is deemed to have notice of and consented to the foregoing provisions of our By-Laws.

Stock Exchange Listing

Our common stock trades on the NASDAQ Global Select Market under the symbol “BECN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDER

The following table sets forth information as of January 15, 2024 with respect to the ownership of our common stock by the selling stockholder based on information furnished to us by the selling stockholder. The amounts and percentages of shares beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on 63,361,680 shares of our common stock outstanding as of January 15, 2024.

The following table also provides information regarding the beneficial ownership by the selling stockholder of shares of our common stock as of January 15, 2024, the maximum number of shares of our common stock that may be offered by the selling stockholder pursuant to this prospectus and the number of shares of our common stock that will be beneficially owned by the selling stockholder after such an offering, assuming the sale by the selling stockholder of all of the offered Shares. The selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of Shares. The selling stockholder may also offer and sell less than the number of Shares indicated. The selling stockholder is not making any representation that any Shares covered by this prospectus will or will not be offered for sale. Information about the selling stockholder may change over time. Except as otherwise indicated in the footnotes to the table, the beneficial owner listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. The address for the beneficial owner is set forth in the footnotes to the table.

	Number of Shares of Common Stock Beneficially Owned Prior to Resale		Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned After Resale
Name of Selling Stockholder	Number	%		Number(2)	%(2)
CD&R Boulder Holdings, L.P.(1)	5,218,134	8.2%	5,218,134	—	—

(1)

CD&R Investment Associates IX, Ltd. (“CD&R Holdings GP”), as the general partner of the selling stockholder, may be deemed to beneficially own the Shares held directly by the selling stockholder. CD&R Holdings GP expressly disclaims beneficial ownership of the Shares held directly by the selling stockholder. Investment and voting decisions with respect to the Shares held by the selling stockholder are made by an investment committee composed of more than ten investment professionals of CD&R (the “Investment Committee”). All members of the Investment Committee disclaim beneficial ownership of the Shares held directly by the selling stockholder. CD&R Holdings GP is managed by a two-person board of directors. Donald J. Gogel and Nathan K. Sleeper, as the directors of CD&R Holdings GP, may be deemed to share beneficial ownership of the Shares directly held by the selling stockholder. Such persons expressly disclaim such beneficial ownership. The address for the selling stockholder, CD&R Holdings GP and CD&R is c/o M&C Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands, British West Indies.

(2)

Since we do not have the ability to control how many, if any, of the selling stockholder’s Shares will be offered or sold, we have assumed that the selling stockholder will sell all of the Shares registered herein for purposes of determining how many shares it will own and its percentage ownership after resale.

Material Relationships with Selling Stockholder

Letter Agreement

On July 6, 2023, we reached agreement with the selling stockholder to repurchase all of the 400,000 issued and outstanding shares of Series A Preferred Stock held by the selling stockholder, pursuant to a letter agreement (the “Repurchase Letter Agreement”). The Repurchase of all of the Series A Preferred Stock was completed on the Repurchase Date of July 31, 2023 (such date, the “Repurchase Date”) for an aggregate amount of $805,433,333.33. In connection with the Repurchase, all rights of the selling stockholder to nominate two directors to serve on our Board terminated on the Repurchase Date and Mr. Nathan Sleeper, CD&R’s Chief Executive Officer, and Mr. Philip Knisely, an Operating Partner of CD&R, both offered their resignations from the Board in accordance with the Investment Agreement. However, our Board did not accept Mr. Knisley’s resignation, and he continued to serve on the Board, although Mr. Knisely stepped down as non-executive Chair of the Board. Pursuant to the Repurchase Letter Agreement, the selling stockholder agreed that for as long as one of its designees to our Board remained a director, and for a period of six (6) months thereafter, the customary voting, standstill, and transfer restrictions set forth in Sections 4.13 and 4.14 of the Investment Agreement will continue to apply to the selling stockholder and Clayton, Dubilier & Rice Fund IX, L.P. in accordance with their terms. The foregoing description does not purport to be complete and is qualified in all respects by reference to the full text of the Repurchase Letter Agreement, a copy of which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 7, 2023 and the Investment Agreement, a copy of which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on August 24, 2017.

Registration Rights Agreement

The selling stockholder is a party to the Registration Rights Agreement with Beacon that sets forth provisions relating to registration rights with respect to the Shares, including any prospectus supplement. The provisions of the Registration Rights Agreement will terminate when the selling stockholder and certain of its permitted transferees no longer own any shares of our common stock, except for the indemnification and contribution provisions, which will survive such termination.

Demand registration rights. We agreed to file a resale shelf registration statement for the benefit of the selling stockholder and certain of its permitted transferees, and this prospectus forms part of such resale shelf registration statement, which was filed with the SEC on the date of this prospectus. In addition, pursuant to the Registration Rights Agreement, the selling stockholder and such transferees may make up to a total of four requests that we conduct an underwritten offering of the shares of our common stock held by the selling stockholder and such transferees; provided, however, only two of such requests may require a customary “roadshow” (including an “electronic road show”) or other substantial marketing efforts by Beacon and the underwriters.

Piggyback registration rights. If, at any time, we determine to file a registration statement with the SEC covering any shares of our common stock or other securities, the selling stockholder will have the right to request that we include their shares of common stock in any such registration statement, subject to specified limitations. These piggyback registration rights shall not apply to a registration of common stock or other securities relating solely to employee benefit plans or relating solely to the sale of debt or convertible debt instruments.

Cutback. In connection with the above demand and piggyback registrations, the managing underwriters may limit the number of shares offered for marketing reasons. In such case, the shares to be included in the underwritten offering will be prioritized in accordance with the terms of the Registration Rights Agreement. In the case of a marketed underwritten shelf takedown offering requested by the selling stockholder, shares held by the selling stockholder and certain of its permitted transferees to be included in such underwritten offering will be given highest priority in the event of a cutback.

Expenses. We are required to pay the fees and expenses associated with preparing and filing of any registration statement in connection with the above demand and piggyback registrations, including the resale shelf registration statement of which this prospectus forms a part. The selling stockholder will pay any fees and commissions (including underwriting and brokerage discounts and commissions), legal fees of any counsel and other advisors and agents engaged by any selling stockholder, and transfer taxes applicable to the shares sold by them through this prospectus.

For additional information regarding material relationships and transactions between us and the selling stockholder, see “Part III—Item 13. Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus.

The foregoing description does not purport to be complete and is qualified in all respects by reference to the full text of the Registration Rights Agreement, a copy of which is filed as Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on January 5, 2018, and the Amendment and Restatement of Section 2(a) of the Registration Rights Agreement, dated June 11, 2019, a copy of which is filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on August 7, 2019.

PLAN OF DISTRIBUTION

The selling stockholder and any of its permitted transferees may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus using one or more of the following methods:

•	underwriters in a public offering;

•	“at the market” to or through market makers or into an existing market for the securities;

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	through the settlement of short sales;

•	by pledge to secure debts and other obligations;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our common stock by the selling stockholder may include the following information to the extent required by law:

•	the name of the selling stockholder and the number of shares of our common stock to be sold by it;

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriter compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed, reallowed or paid to dealers.

The selling stockholder may offer our common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common stock, the securities will be acquired by the underwriters for their own account. The underwriters may resell the common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of common stock, underwriters may receive compensation from the selling stockholder, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from underwriters and commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions.

If the selling stockholder uses an underwriter or underwriters to effectuate the sale of shares of common stock, we and the selling stockholder will execute an underwriting agreement with those underwriters at the time of sale of those securities. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. The selling stockholder may use underwriters with whom we or the selling stockholder has a material relationship. We will describe the nature of such relationship in the prospectus supplement, naming the underwriter. Unless otherwise indicated in the prospectus supplement relating to a particular offering of common stock, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The selling stockholder may also sell shares of our common stock from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

The selling stockholder also may sell shares of our common stock directly to purchasers rather than under this prospectus or any related prospectus supplement. In this case, the selling stockholder would not engage underwriters or agents in the offer and sale of such shares.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholder may also sell our common stock short and deliver these shares of our common stock to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell our common stock. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of our common stock covered by this prospectus, which shares such broker-dealer or other financial institution may resell or otherwise transfer, pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Any underwriters, broker-dealers or agents that participate in the sale of the selling stockholder’s shares of common stock or interests therein may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any related prospectus supplement. However, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock held by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus that will set forth the aggregate amount of shares of common stock covered by this prospectus that are being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. If the selling stockholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

We have agreed to use reasonable best efforts to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) three (3) years from the effective date of the registration statement of which this prospectus forms a part and (ii) the date by which all of the shares of common stock covered by the registration statement of which this prospectus forms a part have been sold pursuant to such registration statement. We cannot assure you that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part. In addition, we cannot assure you that the selling stockholder will not transfer, devise or gift the shares of common stock by other means not described in this prospectus. Moreover, shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares owned by it. A pledgee, secured party or person to whom the shares have been hypothecated will, upon foreclosure, be deemed to be a selling stockholder. The number of the selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged.

The selling stockholder may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders. In such event, we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the shares of common stock acquired in the distribution.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the shares of common stock is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the shares. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the shares. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares. If the underwriters create a short position in the shares of our common stock in connection with an offering (that is, if they sell more shares than are set forth on the cover page of the applicable prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing shares of our common stock in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The legality of the issuance of the shares of our common stock offered hereby is being passed upon by Squire Patton Boggs (US) LLP, Washington, DC. If counsel for the selling stockholder or any underwriter passes on legal matters in connection with an offering of the common stock described in this prospectus, we will name that counsel in the applicable prospectus supplement for that offering.

EXPERTS

The consolidated financial statements of Beacon Roofing Supply, Inc. appearing in Beacon Roofing Supply, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of Beacon Roofing Supply, Inc.’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file periodic reports and other information with the SEC. This prospectus incorporates by reference information from documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference in two ways. First, we list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and be incorporated by reference into, this prospectus. Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this prospectus, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us and any documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus (in each case, other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC, except as otherwise provided below):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 24, 2023;

(b)

The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December  31, 2022 from the Company’s Proxy Statement for its 2023 Annual Meeting of Stockholders (Schedule 14A), filed with the SEC on April  5, 2023;

(c)	All other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Exchange Act, since December 31, 2022, including specifically but not limited to, the Company’s:

(i)	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, June 30, 2023, and September 30, 2023 filed with the SEC on May 5, 2023, August 4, 2023, and November 3, 2023, respectively; and

(ii)

Current Reports on Form 8-K filed with the SEC on February  17, 2023, February  21, 2023, February  23, 2023, May  19, 2023, June  9, 2023, July  7, 2023, July  10, 2023, July  18, 2023, July  31, 2023, August 9, 2023, December 4, 2023, December 8, 2023 and January 12, 2024.

(d)

The description of the Common Stock, which is filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K, which updates the description contained in the Company’s Registration Statement on Form S-1 filed with the SEC on May 28, 2004, as incorporated by reference in the Company’s Registration Statement on Form 8-A filed with the SEC on September 3, 2004, as amended by any amendments or reports filed for the purpose of updating such description.

You may obtain copies of the documents we incorporate by reference by contacting us as described below, or through accessing the SEC’s website as described above. Documents incorporated by reference are available without charge, excluding all exhibits to each person, including any beneficial owner, to whom a copy of this prospectus is delivered unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing or by telephone at:

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive

Suite 300

Herndon, Virginia 20170

Attention: Vice President, Capital Markets & Treasurer

Telephone: (571) 323-3939

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s website address is http://www.sec.gov. In addition, our SEC filings are accessible on our corporate website at www.becn.com under the heading “Investors—Financials & Presentations—SEC Filings.” The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with your investment decision to purchase the shares.

This prospectus contains summaries of certain agreements that we have entered into or will enter into or other documents filed as an exhibit to this registration statement or incorporated by reference into this prospectus. The descriptions of these agreements contained in this prospectus do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements or other documents filed as an exhibit to this registration statement or incorporated by reference into this prospectus. Copies of the definitive agreements or other documents will be made available without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered in response to a written or oral request to us at the following address and telephone number:

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive

Suite 300

Herndon, Virginia 20170

Attention: Vice President, Capital Markets & Treasurer

Telephone: (571) 323-3939

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

5,218,134 Shares

Beacon Roofing Supply, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

RBC Capital Markets

                , 2024